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Exhibit 5.1

[VINSON & ELKINS LETTERHEAD]

April 8, 2008

MarkWest Energy Partners, L.P.
1515 Arapahoe Street, Tower 2, Suite 700
Denver, Colorado 80202

Ladies and Gentlemen:

        We have acted as counsel for MarkWest Energy Partners, L.P., a Delaware limited partnership (the "Partnership") and the managing member of MarkWest Energy Operating Company, L.L.C. (the "Operating Company"), in connection with the proposed offering and sale by the Partnership of up to 5,750,000 common units (including an option to purchase up to 750,000 additional common units to cover over-allotments) representing limited partner interests of the Partnership (the "Common Units") pursuant to an underwriting agreement dated April 8, 2008 (the "Underwriting Agreement"), between the Partnership, the Operating Company and the underwriters named therein (the "Underwriters").

        The Common Units were offered and sold pursuant to a prospectus supplement, dated April 8, 2008, (the "Prospectus Supplement") filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) on April 9, 2008, to a prospectus dated November 16, 2007 (such prospectus, as amended and supplemented by the Prospectus Supplement, the "Prospectus"), included in a Registration Statement on Form S-3 (Registration No. 333-138744) (as amended, the "Registration Statement"), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act. Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the organizational certificates, bylaws, certificate of limited partnership or formation (as the case may be) and the limited partnership or limited liability company agreements (as the case may be) of the Partnership, MarkWest Energy GP, L.L.C., a Delaware limited liability company (the "General Partner"), which is the sole general partner of the Partnership, and the Operating Company, (ii) certain resolutions adopted by the Board of Directors of the General Partner relating to the registration of the Common Units and related matters, (iii) certain resolutions adopted by the Pricing Committee of the Board of Directors of the General Partner, (iv) certain resolutions adopted by the Board of Directors of the General Partner in its role as general partner of the managing member of the Operating Company, (v) the Registration Statement, (vi) the Prospectus, and (vii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate. In connection with this opinion, we have assumed that all Common Units will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus and the Underwriting Agreement.

        Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable, except as such non-assessability may be affected by Sections 17-303 and 17-607 of the Delaware Revised Uniform Limited Partnership Act and as described in the Prospectus Supplement and the Prospectus.

        The opinions expressed herein are limited exclusively to the Delaware Revised Uniform Limited Partnership Act and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading "Legal Matters" in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.
VINSON & ELKINS L.L.P.

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  Exhibit 5.1